MANCHESTER BUSINESS SERVICES, INC

                               RETAINER AGREEMENT



THIS AGREEMENT (the "Agreement") dated as of April 7, 1999 confirms that HEALTH FITNESS CORPORATION ("COMPANY") has engaged, as of the date hereof, Manchester Business Services, Inc. ("MBSI") to perform certain Organization
Reengineering/Renewal Services (the "Services") for COMPANY. In connection with the foregoing, COMPANY and MBSI agree that:

         1. Retention. COMPANY hereby retains MBSI on an exclusive basis, subject to COMPANY'S existing consulting arrangements, in connection with providing Organization Reengineering/Renewal Services for COMPANY as described herein.

         2. Termination. The initial terms of this Agreement shall be for twelve (12) months commencing on the date hereof. During the initial twelve (12) month term, this Agreement may not be terminated by either COMPANY or MBSI except for failure to provide, using reasonable business practices, the Services described herein. Following expiration of the initial twelve
                  (12) month term of this Agreement, either MBSI or COMPANY may terminate this Agreement at any time upon 30 days written notice, delivered to the other, and without liability or continuing obligation on the part of MBSI. However, COMPANY'S obligations to MBSI shall continue after the termination of this Agreement.

         3.       Services to be performed:

                  A. Evaluate and analyze the business operations, financing and capitalization of the COMPANY and its Divisions and make recommendations for improvement to COMPANY's management and the Board. MBSI's activities will include, but not be limited to; review of cash flow projections, review of cost accounting systems, review of inventory controls, review of overall accounting/control environment, recommendations for expediting collection of accounts receivable, negotiations with trade creditors, negotiations with banks regarding credit agreements, negotiations with major suppliers/customers regarding outstanding issues, review of sales/pricing mechanisms, and assistance with decision/management oversight and processes.

                  B. Develop a short-term intervention management plan for the COMPANY to achieve positive cash flow/profitability.

                  C. Review and recommend appropriate actions regarding impending NASDAQ de-listing.

                  D. Evaluate "Strategic Options" for the COMPANY including merger, sale, divestiture of division(s) and or the COMPANY's assets (including its corporate structure). If it is determined that a sale transaction is an appropriate strategic option for the COMPANY, the COMPANY may decide to retain Manchester Financial Group, Inc., upon terms to be mutually agreed.

                  E. Make recommendations regarding refinancing as appropriate. Should MBSI become involved in such financing activities they would be handled under a separate agreement with Manchester Financial Group, Inc. ("MFGI"), an affiliate of MBSI. Fees for such services are described in Section 4C herein.

                  F. Develop/implement strategy for communications to shareholders, employees, creditors and equity markets.

                  G. Reengineer operations to achieve acceptable gross margins.

                  H. Refocus/restructure the organization in accordance with the intervention management plan.

                  I. Assure organizational effectiveness through appropriate policies, procedures, HR management and system controls.

                  J.       Develop reliable financial reporting
                           systems/procedures including the timely preparation and review of Bank, SEC, NASDAQ and other Regulatory reporting/compliance documents.

                  K. Provide the Board with timely updates on progress. Seek audit committee approval for any significant changes in the COMPANY's current financial reporting policies and procedures.

                  L. Assist the COMPANY in developing a definitive business plan including, but not limited to, business/industry description, management team resumes, products/services features and functions, market research/analysis, estimated market share/sales, design/development plans, operations plan, overall schedule and critical risks/problems.

         It is our mutual understanding that MBSI would serve as consultants to the COMPANY. However, MBSI will be vested by the COMPANY's Board with the appropriate authority to effectively execute the intervention management plan, subject to prior approval thereof by the COMPANY's Board, and the Services described herein. MBSI will report only to the COMPANY's Board of Directors.

         MBSI does not provide legal advice and the COMPANY agrees to rely upon advice from its own legal counsel as to all legal matters. COMPANY acknowledges it is entering into this Retainer Agreement: (i) without any undue influence by an third party including any creditor, and (ii) without any promises or representations by MBSI or any third party as to actual results that will be achieved by MBSI.


         4.       Fees and Expenses.

                  A. A monthly fee of $25,000 beginning with the effective date of MBSI's engagement and on the same day of each month thereafter for a period of eleven (11) months. If the COMPANY enters into the Engagement Agreement referred in paragraph 3.D above for investment banking services, the $25,000 monthly fee would then be allocated between MBSI and MFGI.

                  B. Notwithstanding the foregoing and except as provided below in this paragraph if whether or not directly or indirectly introduced by MBSI or its affiliate MFGI, during the term of this Agreement the COMPANY enters into a contract or letter of intent to sell, exchange or otherwise dispose of all or a material (more than 10%) portion of the COMPANY, whether accomplished by a sale of stock or assets by or through the COMPANY and/or its shareholders, and if the COMPANY engages MBSI or MFGI to assist it in such transaction, then MBSI or MFGI will be paid a financial advisory fee at the closing of such transaction, with no deductions for retainers previously paid by the COMPANY of two and one half percent (2.5%) of total transaction consideration.

                           If it is determined by the COMPANY's Board that MBSI or MFGI is to be involved in investment banking activities with respect to the sale of the physical therapy business of the COMPANY to Health South or Healthcare Innovations, the accomplishment fee payable to MFGI shall be reduced by twenty-five percent, but in no event less than $150,000.00.

                  C. In the event, at the request of the COMPANY's Board, MBSI or MFGI arrange for debt or equity financing, the following fees and Warrants would be payable, unless otherwise agreed at the time of such engagement:

                           o        Senior Debt Financing: Two percent (2%)

                           o        Junior Debt Financing: Five percent (5%)

                           o        Equity Financing: Eight percent (8%)

                           In addition, with regard to each Financing, MBSI/MFGI or its designees will be granted a Warrant or Warrants to purchase 100,000 shares of the COMPANY's common stock (the "Warrants"). Such Warrants will be exercisable at any time for a period of five (5) years from the date of issuance at an exercise price equal to the average closing price of the COMPANY's stock during the ten (10) trading days before the announcement of the respective Transaction. The Warrants shall contain a net exercise provision, customary anti-dilution provisions and shall provide for participation of the shares underlying the Warrants on a "piggy-back" basis in any registration by the COMPANY during the Warrants duration and two
                           (2) years thereafter, and registration to be at the expense of the COMPANY. The Warrants will also contain ratchet-down provisions which will result in the repricing of the Warrants in the event that shares, options or warrants are subsequently issued by the COMPANY at a lower price.

                  D. COMPANY agrees to, on an as-incurred basis, as documented by MBSI, to reimburse MBSI for all reasonable out-of-pocket expenses incurred in connection with the rendering of the Services. MBSI will submit expense reimbursement bills on a monthly basis, and COMPANY agrees that they will be paid within 10 days. Any individual expense in excess of $200 will be subject to COMPANY's prior written approval. MBSI's fees do not include any fees which may be charged by other related or non-related entities involved in pursuit of the execution of the Services outlined herein. Such other fees may include, but are not limited to, those charged by legal counsel, auditors and tax advisors, appraisal companies, environment testing concerns, lenders, industry consultants and other consultants or professionals as may be mutually determined to be necessary.

         5. Cooperation. COMPANY will cooperate with MBSI and provide, where possible, information reasonably required by MBSI in connection with fulfilling service obligations under this Agreement. In addition, MBSI will require the involvement of, and COMPANY agrees to provide reasonable access to the Senior Management of COMPANY.

         6.       Confidentiality.

                  A. This Agreement and its contents, including any proprietary COMPANY information, will be treated by COMPANY and MBSI as confidential except as required by law. MBSI will also treat as confidential the contemplated plans and strategies of COMPANY. Neither COMPANY nor MBSI will, unless required by a statute, rule, regulation, agency or court, make any public or private statements about COMPANY, their financing or structure, without the prior consent of the other parties to this Agreement.

                  B. Without limiting the generality of Section 6(a), any advice rendered by MBSI pursuant to this Agreement may not, unless required by an statute, rule, regulation, agency or court, be disclosed publicly or privately in any manner without MBSI's prior written approval and will be treated as confidential.

                  C. COMPANY will provide MBSI with all reasonable financial and other information requested by MBSI for the purpose of rendering its Services pursuant to this Agreement. All non-public information given to MBSI by COMPANY will be treated by MBSI as confidential by it and will not be used by MBSI for any purposes other than the performance of the Services rendered to COMPANY under this Agreement.

                  D. With respect to information about their businesses provided by COMPANY, MBSI agrees that, for a period of one (1) year, the information will be kept confidential by it and that access to the information will be limited to those persons under its supervision who may have a need to know the information. MBSI further agrees that such information shall be deemed to be the property of COMPANY and, when in tangible form, shall be returned to COMPANY upon request. COMPANY's information shall be used only for purposes expressed herein and may be used for other purposes only with the prior written approval of COMPANY. MBSI also agrees to keep confidential in accordance herewith any analysis, compilation, study, or other documents prepared by MBSI for use in connection with the above-mentioned Services.

                  E. In the event that any party hereto, or either of its representatives, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand, similar process or otherwise), to disclose any information of the other party, it is agreed that the requested or required party will provide the other with prompt notice of such request so that the other may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, any party or its representatives is nonetheless, in the opinion of its respective counsel, compelled to disclose information or else stand liable for contempt or suffer other censure or penalty or other adverse consequences, the requested party or its representative may disclose such information without liability hereunder.

                  F. The phrase "information" does not include information which (i) is or becomes available to the public other than as a result of a disclosure in violation of the terms hereof; (ii) was in the possession of a respective party on a non-confidential basis prior to its disclosure under this Agreement; or (iii) becomes available on a non-confidential basis from a source other than a party hereto or its respective representative.

                  G. Because damages at law would be difficult to ascertain in the event of the failure or refusal of either party hereto to comply with the provisions of this paragraph 6, each party, in addition to, and not in limitation of, any of the rights, remedies or damages available at law or in equity, shall (a) be entitled to seek or restrain any such breach and (b) be entitled to seek the recovery from the breaching party of all costs and expenses, including reasonable attorneys' fees in connection therewith, incurred by the party seeking to enforce or prevent any breach or threatened breach of this paragraph 6.

         7. Indemnification. If, in connection with any Services or matters that are the subject of this Agreement, MBSI becomes involved in any capacity in any action or legal proceeding, pending or threatened, COMPANY agrees (i) to reimburse MBSI for the reasonable legal fees, disbursements of counsel and other expenses (including the cost of investigation and preparation) incurred by MBSI as such fees, disbursements and other expenses are incurred; and (ii) to indemnify, defend, and hold MBSI harmless against any losses, claims, damages, or liabilities, joint or several, to which MBSI may become subject arising out of any such action or legal proceeding unless such claims arise from MBSI's gross negligence or willful misconduct as determined in a judicial proceeding.

         8. Survival. The provisions of this Agreement shall, where applicable, survive the expiration of the period of this Agreement, including any extensions thereof.

         9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels as of the date hereof all prior understandings, written or oral, with respect to the subject matter hereof.

         10. Governing Law. This Agreement and the agreements contained herein shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


MANCHESTER BUSINESS SERVICES, INC.

By       __________________________________________________

Its      __________________________________________________

HEALTH FITNESS CORPORATION


By       __________________________________________________

Its      __________________________________________________